EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Delayed Shipments Cause SBS Technologies to Expect Lower than
Anticipated Sales for its Quarter Ended September 30, 2003

SBS Schedules Earnings Release Conference Call

ALBUQUERQUE, NM (October 6, 2003) — SBS Technologies® (Nasdaq: SBSE) today announced that its sales for the first quarter of fiscal year 2004 ended September 30, 2003 will be between $26 million and $27 million, approximately 10% less than sales reported for the quarter ended June 30, 2003. In SBS’ press release dated August 12, 2003, SBS reported that sales for the quarter ended September 30, 2003 were expected to be similar to the quarter ended June 30, 2003. The reduction from previously anticipated sales is primarily due to production issues associated with advanced technology systems developed for customers in the government market which were not resolved prior to the end of September. These issues are being resolved and the orders are anticipated to ship in October 2003.

“These delays are unfortunate and we regret that we were unable to resolve them in order to meet our near-term guidance,” said Clarence W. Peckham, CEO of SBS Technologies. “We are working very diligently to support our customers throughout this process, and I am confident that these matters will be resolved quickly. Our business and product fundamentals remain strong, and we are pleased that there has been no lost business because of these delays. The health of our end markets continues to show signs of improvement, as new order bookings grew sequentially during the quarter and our backlog increased,” added Peckham.

Additional results and details will be provided in the press release that SBS will issue after the close of markets on Tuesday, October 14, 2003. Following the release, management of SBS will conduct a conference call on Tuesday, October 14, 2003, at 4:45 p.m. Eastern Time to discuss the financial results for the quarter, business highlights, and outlook. To access the live call, dial toll-free (800) 988-9518, or international dial (610) 794-9308, and reference passcode “SBS.”

An audio replay of the call will be available by dialing toll-free (888) 562-3870, or international dial (402) 530-7623 following the conclusion of the call through November 7, 2003. There is no passcode for the audio replay.The conference call will be webcast live and later archived for a limited time in the Investor Relations section of the SBS web site at http://www.sbs.com. Please go to the web site at least fifteen minutes prior to the call to register and download any software necessary to access the call.

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ABOUT SBS TECHNOLOGIES

SBS Technologies, Inc., (Nasdaq: SBSE) founded in 1986, designs and builds open architecture embedded computer products that enable original equipment manufacturers to serve the commercial, communications, enterprise and government markets. SBS products are integrated into a variety of applications, including communications networking, medical imaging, industrial automation, and military systems. The portfolio includes an extensive line of CPU boards, computer interconnections, avionics, telemetry, and fully integrated systems and enclosures. Headquartered in Albuquerque, New Mexico, SBS maintains eight primary operating locations, has regional sales offices throughout the United States and has international sales offices in five countries. More information on SBS is available at www.sbs.com.

This release contains forward-looking statements regarding future events and the future financial performance of SBS, including future sales, the resolution of production issues, anticipated shipments of advanced technology systems, and the continued development of SBS’ competitive position, that are subject to a number of risks and other factors which could cause the actual results to differ materially from those projected or implied in the forward-looking statements. Among these factors are: business and economic conditions generally affecting SBS’ customers and their end customers, including but not limited to the changes in size and program priorities of military procurement budgets; a high degree of uncertainty and rapid change in the markets addressed by SBS’ products; customer demand for and acceptance of SBS’ products which may affect both sales and margins; SBS’ ability to design, test and introduce new products on a timely basis; SBS’ technology capabilities; the financial condition of SBS’ customers; and the other risk factors listed from time to time in SBS’ Securities and Exchange Commission reports, including those listed under “Risk Factors” in SBS’ Annual Report on Form 10-K for the year ended June 30, 2003 filed with the SEC.

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Contact:	Jennifer D. Wade Vice President, Investor Relations Tel: (505) 875-0600 Fax: (505) 875-0404 jwade@sbs.com